Toni Perazzo
Acting President and Chief Financial Officer
(650) 340-1888

AeroCentury Corp. Earns $299,000, or $0.19 per Share, in 2Q16;
Adds $33 million of Regional Jet Aircraft to Portfolio;
Portfolio Utilization Remains Strong at 93%

BURLINGAME, California, August 10, 2016 -- AeroCentury Corp. (NYSE MKT: ACY), an independent aircraft leasing company, today reported second quarter 2016 earnings of $299,000, or $0.19 per diluted share, compared to $1.4 million, or $0.87 per diluted share, for the second quarter of 2015, and $434,000, or $0.28 per diluted share, for the first quarter of 2016.  Earnings reported for the second quarter of 2016 included gains of $2.2 million related to an aircraft disposition pursuant to a sales-type finance lease and insurance proceeds for one aircraft.  In 2015, gains of $2.7 million related to dispositions of aircraft pursuant to sales-type finance leases boosted earnings.

In the first half of 2016, net income totaled $732,000, or $0.47 per diluted share, compared to $2.1 million, or $1.36 per diluted share in the first half of 2015.  Net income for the six months ended June 30, 2016 included gains of $2.2 million related to aircraft dispositions pursuant to sales-type finance leases, as well as insurance proceeds for one aircraft and, in 2015, gains of $4.5 million related to dispositions of aircraft for cash and pursuant to sales-type finance leases.  All reported results are unaudited.

"We posted positive earnings in the second quarter and first half of 2016, despite a reduction in our margins and overall profitability.  This was a result of a 22% contraction of our lease portfolio over the past twelve months," said Toni M. Perazzo, Chief Financial Officer and Acting President.  "Of the $37.2 million reduction in our portfolio since June 30, 2015, one-third was a result of our strategic decision to modernize the fleet and improve our mix of equipment to better meet market demand by selling older equipment for cash or through sales-type finance leases. The remainder of the portfolio reduction was due to the accidental loss of one of our newest turboprops in April, with a book value of approximately $16 million, as well as routine depreciation over the past twelve months.

Ms. Perazzo continued, "Consistent with our strategy of modernizing our aircraft portfolio, we recently purchased two 100-seat CRJ-1000 regional jet aircraft manufactured in 2010 on lease to Air Nostrum, one of the leading regional carriers in Europe.  On the sale side, we negotiated the sale of two older turboprop aircraft pursuant to sales-type finance leases for delivery in September."

Second Quarter 2016 Highlights (at or for the periods ended June 30, 2016, March 31, 2016 and June 30, 2015):

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Average portfolio utilization, as a percentage of net book value of assets held for lease, was 93% during the second quarter of 2016, compared to 95% in the first quarter of 2016, and 90% in the year ago quarter.

•	Total revenues were $7.3 million for the second quarter of 2016, compared to $6.2 million in the preceding quarter, and $9.4 million in the second quarter a year ago.

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Operating lease revenues declined 18% to $4.9 million in the second quarter of 2016 from $6.0 million in the preceding quarter, and declined 22% from $6.3 million a year ago, primarily as a result of asset sales in 2015 and the total loss of an aircraft in the second quarter of 2016.

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Insurance proceeds received for the aircraft damaged in the April 2016 accident (no passengers or crew on either aircraft were injured) resulted in a gain on disposal of assets of $2.1 million in the second quarter of 2016.

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One aircraft was sold, pursuant to a sales-type finance lease, generating $42,000 in gains in the second quarter of 2016. Two aircraft were sold on sales-type finance leases during the second quarter of 2015, generating $2.7 million in gains.

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Total expenses increased 23% to $6.8 million in the second quarter of 2016, compared to $5.6 million in the preceding quarter, reflecting higher maintenance.  The effects of these increases were partially offset by lower depreciation, interest expense and management fees. Expenses decreased 6% from $7.3 million in the year-ago quarter, due to lower depreciation and management fees, reflecting a decline in portfolio size, and lower interest expense, resulting from a lower credit facility balance during the 2016 period.

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Operating margin and net margin were 6% and 4% respectively, in the second quarter of 2016, compared to 11% and 7% respectively, for the preceding quarter, and 22% and 14% respectively, in the second quarter of 2015.

•	Book value per share was $26.81 at June 30, 2016, compared to $26.62 per share at March 31, 2016.
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Liquidity available from the revolving credit facility was $71.2 million at June 30, 2016, up from $48.2 million at March 31, 2016.  The credit facility can be expanded by an additional $30.0 million, if needed. The increase in liquidity reflects repayments from excess cash flow and insurance proceeds.

The following table shows the status of the Company's portfolio of aircraft and engines held for lease as of June 30, 2016, March 31, 2016, and June 30, 2015.

	June 30, 2016	% of net book value	March 31, 2016	% of net book value	June 30, 2015	% of net book value
Turboprop aircraft (*):
On lease	9	33%	10	39%	19	45%
Off lease - re-leasing	5	6%	6	6%	4	4%
Total turboprop aircraft	14	39%	16	45%	23	49%

Regional jet aircraft:
On lease	8	55%	8	49%	8	46%
Off lease - re-leasing	-	-	-	-	-	-
Total regional jet aircraft	8	55%	8	49%	8	46%

Engines:
On lease	3	4%	2	5%	1	3%
Off lease - re-leasing	1	2%	3	1%	4	2%
Total engines	4	6%	5	6%	5	5%

(*) Decreases from period to period reflect cash sales, sales pursuant to sales-type finance leases, the accidental loss of an aircraft, and reclassifications of assets to held for sale.

AeroCentury's portfolio currently consists of seven aircraft that are held under sales-type finance leases and twenty aircraft and four engines that are held for lease. The Company also has one aircraft and three turboprop airframes being sold as parts as assets held for sale. The Company's portfolio consists of ten different aircraft types. The current customer base comprises thirteen customers operating worldwide.

At June 30, 2016, total assets were $154.3 million, compared to $196.9 million a year ago, reflecting the effect of asset sales during the past twelve months and the accidental loss of one aircraft.

AeroCentury is a global aircraft operating lessor and finance company specializing in leasing regional jet and turboprop aircraft and related engines. The Company's aircraft and engines are leased to regional airlines and commercial users worldwide.

This press release contains certain statements that may include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including the statement that the Company expects to deliver two aircraft under sales-type finance leases in September.  All statements, other than statements of historical fact, included herein are "forward-looking statements." Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including unanticipated events that affect the availability of appropriate aircraft for acquisition and financing therefor and unanticipated increases in interest under the Company's credit facility, and inability to reach acceptable final agreements for the anticipated acquisition, as well as those discussed in the Company's reports that are filed with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required by law, the Company does not assume a duty to update any forward-looking statement.